ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated: June 12, 2008

Buffered Underlying Securities (BUyS)

Linked to the iShares Dow Jones U.S. Financial Sector Index Fund

24 Month Maturity ■ 105% –120% Participation Rate ■ 5% Downside Protection

48.50 – 55.4286% Index Fund Return Cap

Indicative Terms & Conditions – June 12, 2008	Offering Period: June 12, 2008 – June 25, 2008

Summary Terms

Issuer	:	Deutsche Bank AG, London Branch (Moody’s Aa1, S&P AA)†

Offering	:	Buffered Underlying Securities (BUyS) Linked to the iShares Dow Jones U.S. Financial Sector Index Fund due June 30, 2010 (the “Securities”)

Denominations	:	$1,000 per Security (minimum investment $1,000)

Index Fund	:	The iShares Dow Jones U.S. Financial Sector Index Fund (the “Index Fund”) (Bloomberg: IYF <EQUITY>)

Underlying Index	:	Dow Jones U.S. Financials Index (the “Index”) (Bloomberg: “DJUSFN <INDEX>”)

Initial Level	:	The Index Fund closing level (expressed as the closing level per share of the Index Fund) on the Trade Date.

Final Level	:	The Index Fund closing level (expressed at the closing level per share of the Index Fund) on the Final Valuation Date times the Share Adjustment Factor.

Index Fund Return	:	(Final Level – Initial Level) / Initial Level, subject to the Index Fund Return Cap

Participation Rate	:	105% – 120% upside participation (to be determined on the Trade Date)

Index Fund Return Cap	:	48.50% – 55.4286% (to be determined on the Trade Date)

Maximum Return	:	Will not be less than 58.20% of the $1,000 face amount (to be determined on the Trade Date)

Buffer Level	:	5% of the Initial Level (first 5% depreciation of the Index Fund is fully protected)

Share Adjustment Factor	:	Initially 1.0, subject to adjustment for anti-dilution events.

Payment at Maturity	:

The Securityholder will receive at maturity for each $1,000 Security face amount:

•       If the Final Level is greater than or equal to the Initial Level, a cash payment equal to the Index Fund Return subject to the Index Fund Return Cap of between 48.50% – 55.4286%, multiplied by the Participation Rate of between 105% and 120%, resulting in a Maximum Return of not less than 58.20% of the $1,000 face amount (to be determined on the Trade Date). Accordingly, if the Index Fund Return is positive, the payment at maturity will be calculated as follows:

$1,000 + ($1,000 x Index Fund Return x Participation Rate)

•       If the Final Level declines from the Initial Level, and such decline is equal to or less than the Buffer Level:

$1,000

•       If the Final Level declines from the Initial Level, and such decline is greater than the Buffer Level:

$1,000 + [$1,000 x (Index Fund Return + Buffer Level)]

†	A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Please Note: On or about 6/23/08, DWS Scudder Distributors, Inc. will change to DWS Investments Distributors, Inc.

Listing	:	Unlisted – Indicative secondary pricing may be obtained on Bloomberg Page: DBUS <GO> or on the X-markets website at http://www.usxmarkets.db.com

Business Days	:	London and New York (following business day convention)

Form of Security	:	Global, Book-Entry. The Securities will be represented by a single registered global security deposited with The Depository Trust Company

Agents	:	Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas

Discounts and Commissions	:	The Agents will not receive a commission in connection with the sale of the Securities. The Agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Security face amount, and Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Security face amount.

Security Codes	:	CUSIP: 2515A0 LU 5 ISIN: US2515A0LU50

Relevant Dates

Offering Period	:	June 12, 2008 – June 25, 2008 at 2:00 p.m. EST

Trade Date	:	June 25, 2008

Initial Settlement Date	:	June 30, 2008 (Three Business Days following the Trade Date)

Final Valuation Date	:	June 25, 2010

Maturity /Final Settlement Date	:	June 30, 2010 (Three Business Days following the Final Valuation Date)

BUyS Product Snapshot

Indicative Terms

Structure:

• Index Fund:	The iShares Dow Jones U.S. Financial Sector Index Fund (Bloomberg: “IYF <EQUITY>”)
• Underlying Index:	Dow Jones U.S. Financials Index (the “Index”) (Bloomberg: “DJUSFN <INDEX>”)
• Maturity:	June 30, 2010 (24 months)
• Participation Rate:	105% – 120% upside participation (to be determined on the Trade Date)
• Index Fund Return Cap:	48.50% – 55.4286% (to be determined on the Trade Date)
• Maximum Return:	Will not be less than 58.20% of the $1,000 face amount (to be determined on the Trade Date)
• Buffer Level:	5%
• Downside Risk:	One-for-one downside participation with 5% Buffer

Positioning:

•	Equity alternative that facilitates a moderately bullish view on the Index Fund.
•	105% – 120% (to be determined on the Trade Date) upside participation in the performance of the Index Fund at maturity, subject to the Index Fund Return Cap.
•	The Securities will outperform the Index Fund at maturity if the Final Level is below the Initial Level.

Best Case Scenario:

•

If the Final Level is above the Initial Level, investors receive between 105% and 120% (to be determined on the Trade Date) of the performance of the Index Fund at maturity, subject to an Index Fund Return Cap of between 48.50% and 55.4286% or a Maximum Return of not less than 58.20% of the $1,000 face amount (to be determined on the Trade Date).

•	An investment in BUyS is not callable or averaged.

Worst Case Scenario:

•	Investment in the Securities is partially protected at maturity by the Buffer Level.
•

If the Final Level declines from the Initial Level by more than the Buffer Level, an investment in the Securities will decline by 1% for every 1% by which the Final Level declines from the Initial Level by more than the Buffer Level of 5%.

•	Maximum loss is 95% of the initial investment, subject to the credit of the Issuer.

Risk Considerations:

•

Because the Securities do not offer 100% protection of your initial investment, and the return on the Securities is linked to the performance of the Index Fund, you may lose up to 95% of your initial investment.

•

Your return on the Securities is limited to the Maximum Return. As a holder of the Securities, you will not benefit from any appreciation of the Index Fund beyond the Index Fund Return Cap of between 48.50% and 55.4286% or a Maximum Return of not less than 58.20% of the $1,000 face amount (to be determined on the Trade Date).

•	Return on the Securities is linked to the value of the Index Fund (without taking into consideration the value of dividends paid on the component stocks of the Index Fund).
•	An investment in the Securities is subject to the credit of the Issuer.

Investing in the Securities involves a number of risks. See “Selected Risk Factors” on the last page of this product snapshot, “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement.

Hypothetical Scenario Analysis at Maturity:

•

Hypothetical scenario analysis contained herein does not reflect the reinvestment of dividends and does not reflect advisory fees, brokerage or other commissions, or any other expenses an investor may incur in connection with the Securities.

•

No representation is made that any trading strategy or account will, or is likely to, achieve results similar to those shown. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis below.

•

The analysis assumes a Participation Rate and Index Fund Return Cap of 51.96% that results in a Maximum Return of 58.20%. The actual Participation Rate, Index Fund Return Cap and Maximum Return will be set on the Trade Date.

Selected Risk Factors

•

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The Securities do not guarantee any return of your initial investment in excess of $50 per $1,000 Security face amount. The return on the Securities at maturity is linked to the performance of the Index Fund and will depend on whether, and the extent to which, the Index Fund performance is positive or negative.

•

THE RETURN ON YOUR SECURITIES IS LIMITED BY THE INDEX FUND RETURN CAP — If the Index Fund Return exceeds the Index Fund Return Cap of between 48.50% and 55.4286% of the $1,000 face amount (to be determined on the Trade Date), your payment at maturity will nevertheless be limited to a maximum payment of not less than $1,582.00 for each $1,000 face amount of the Securities you hold.

•

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the Securities prior to maturity. You should be willing and able to hold your Securities to maturity.

•

NO PERIODIC COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — You will not receive periodic coupon payments on the Securities or have voting rights or rights to receive cash dividends or other distributions.

•

RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN A SINGLE INDUSTRY — The equity securities included in the Index and that are generally tracked by the Index are the equity securities of companies representing the U.S. financial industry. The equity securities included in the Index Fund may be subject to increased price volatility as they are linked to a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry.

•	LACK OF LIQUIDITY — There may be little or no secondary market for the Securities. The Securities will not be listed on any securities exchange.

•

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX FUND OR THE MARKET VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, which could affect the level of the Underlying or the value of the Securities.

•

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

•

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Index Fund on any day, the value of the Securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

•

THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Index Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. See “Anti-Dilution Adjustments” in the accompanying term sheet.

•

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the Securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 416UU, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement UU with the accompanying addendum, term sheet No. 416UU and this product snapshot if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

NOT FDIC/NCUA INSURED / MAY LOSE VALUE / NO BANK GUARANTEE NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY

Please Note: On or about 6/23/08, DWS Scudder Distributors, Inc. will change to DWS Investments Distributors, Inc.

R-3965-1 (05/08)